EXECUTION VERSION

Published CUSIP Number: 18976DAA1

REVOLVING CREDIT
AGREEMENT

Dated as of July 26, 2007

among

COACH, INC.,

THE LENDERS LISTED ON SCHEDULE I HERETO

and

BANK OF AMERICA, N.A., as Administrative Agent

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Syndication Agent

and

JPMORGAN CHASE BANK, N.A., as Documentation Agent

with

BANC OF AMERICA SECURITIES LLC, as Arranger

Page

1.	DEFINITIONS AND RULES OF INTERPRETATION			1

	1.1	Definitions		1
	1.2	Rules of Interpretation		15
	1.3	Letter of Credit Amounts		15

2.	THE REVOLVING CREDIT FACILITY			16

	2.1	Commitment to Lend		16
	2.2	Commitment Fee		18
	2.3	Reduction of Total Commitment		18
	2.4	The Revolving Credit Notes		18
	2.5	Interest on Revolving Credit Loans		19
	2.6	Requests for Revolving Credit Loans		19

		2.6.1	General	19
		2.6.2	Swing Line	20

	2.7	Conversion Options		20

		2.7.1	Conversion to Different Type of Revolving Credit Loan	20
		2.7.2	Continuation of Type of Revolving Credit Loan	21
		2.7.3	Eurodollar Rate Loans	21
		2.7.4	Applicability of Conversion and Continuation Provisions	21

	2.8	Funds for Revolving Credit Loan		21

		2.8.1	Funding Procedures	21
		2.8.2	Advances by Administrative Agent	21

	2.9	Settlements		22

		2.9.1	General	22
		2.9.2	Failure to Make Funds Available	23
		2.9.3	No Effect on Other Lenders	23

3.	REPAYMENT OF THE REVOLVING CREDIT LOANS			23

	3.1	Maturity		23
	3.2	Mandatory Repayments of Revolving Credit Loans		23
	3.3	Optional Repayments of Revolving Credit Loans		24

4.	LETTERS OF CREDIT			24

	4.1	Letter of Credit Commitments		24

		4.1.1	Commitment to Issue Letters of Credit	24
		4.1.2	Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit	25
		4.1.3	Drawings and Reimbursements; Funding of Participations	27
		4.1.4	Repayment of Participations	28
		4.1.5	Obligations Absolute	28
		4.1.6	Role of Issuing Lender	29

(continued)
Page

		4.1.7	Cash Collateral	30
		4.1.8	Applicability ISP and UCP	30

	4.2	Letter of Credit Fees		30
	4.3	Conflict with Issuer Documents		31

5.	CERTAIN GENERAL PROVISIONS			31

	5.1	Arrangement Fee		31
	5.2	Administrative Agent's Fee		31
	5.3	Funds for Payments		31

		5.3.1	Payments to Administrative Agent	31
		5.3.2	No Offset, etc	31

	5.4	Computations		32
	5.5	Inability to Determine Eurodollar Rate		32
	5.6	Illegality		32
	5.7	Additional Costs, etc		33
	5.8	Capital Adequacy		34
	5.9	Certificate		34
	5.10	Indemnity		34
	5.11	Interest After Default		34

		5.11.1	Overdue Amounts	34
		5.11.2	Amounts Not Overdue	35

6.	GUARANTIES			35

	6.1	Guaranties of Significant Subsidiaries		35

7.	REPRESENTATIONS AND WARRANTIES			35

	7.1	Corporate Authority		35

		7.1.1	Incorporation; Good Standing	35
		7.1.2	Authorization	35
		7.1.3	Enforceability	35

	7.2	Governmental Approvals		36
	7.3	Title to Properties		36
	7.4	Financial Statements		36

		7.4.1	Fiscal Year	36
		7.4.2	Financial Statements	36

	7.5	No Material Adverse Changes, etc		36
	7.6	Franchises, Patents, Copyrights, etc		36
	7.7	Litigation		37
	7.8	No Materially Adverse Contracts, etc		37
	7.9	Tax Status		37
	7.10	No Event of Default		37
	7.11	Holding Company and Investment Company Acts		37

(continued)
Page

	7.12	Absence of Financing Statements, etc		37
	7.13	Certain Transactions		37
	7.14	Employee Benefit Plans		38

		7.14.1	In General	38
		7.14.2	Terminability of Welfare Plans	38
		7.14.3	Guaranteed Pension Plans	38
		7.14.4	Multiemployer Plans	38

	7.15	Use of Proceeds		39

		7.15.1	General	39
		7.15.2	Regulations U and X	39
		7.15.3	Ineligible Securities	39

	7.16	Environmental Compliance		39
	7.17	Subsidiaries, etc		40
	7.18	Disclosure		40
	7.19	Foreign Assets Control Regulations, Etc		40

8.	AFFIRMATIVE COVENANTS			40

	8.1	Punctual Payment		40
	8.2	Records and Accounts		41
	8.3	Financial Statements, Certificates and Information		41
	8.4	Notices		42

		8.4.1	Defaults	42
		8.4.2	Environmental Events	43
		8.4.3	Notice of Litigation and Judgments	43
		8.4.4	ERISA Events	43
		8.4.5	Notice of Change of Fiscal Year End	43

	8.5	Legal Existence; Maintenance of Properties		43
	8.6	Insurance		44
	8.7	Taxes		44
	8.8	Inspection of Properties and Books, etc		44

		8.8.1	General	44
		8.8.2	Communications with Accountants	44

	8.9	Compliance with Laws		44
	8.10	Use of Proceeds		45
	8.11	Subsidiaries		45

		8.11.1	Additional Subsidiaries	45
		8.11.2	New Guarantors	45

	8.12	Further Assurances		45

9.	CERTAIN NEGATIVE COVENANTS			45

	9.1	Restrictions on Indebtedness		45

(continued)
Page

	9.2	Restrictions on Liens		46

		9.2.1	Permitted Liens	46
		9.2.2	Restrictions on Negative Pledges and Upstream Limitations	47

	9.3	Restrictions on Investments		48
	9.4	Restricted Payments		49
	9.5	Merger, Consolidation and Disposition of Assets		49

		9.5.1	Mergers and Acquisitions	49
		9.5.2	Disposition of Assets	50

	9.6	Sale and Leaseback		50
	9.7	Compliance with Environmental Laws		50
	9.8	Employee Benefit Plans		51
	9.9	Transactions with Affiliates		51

10.	FINANCIAL COVENANT			51

	10.1	Fixed Charge Ratio		51

11.	CLOSING CONDITIONS			52

	11.1	Loan Documents		52
	11.2	Certified Copies of Governing Documents		52
	11.3	Corporate or Other Action		52
	11.4	Incumbency Certificate		52
	11.5	Certificates of Location and UCC Search Results		52
	11.6	Certificates of Insurance		52
	11.7	Opinion of Counsel		52
	11.8	Payment of Fees		52
	11.9	Termination of Existing Credit Facility		53
	11.10	Closing Certificate		53
	11.11	Pro Forma Compliance Certificate		53

12.	CONDITIONS TO ALL BORROWINGS			53

	12.1	Representations True; No Event of Default		53
	12.2	No Legal Impediment		53
	12.3	Proceedings and Documents		54

13.	EVENTS OF DEFAULT; ACCELERATION; ETC			54

	13.1	Events of Default and Acceleration		54
	13.2	Termination of Commitments		56
	13.3	Remedies		56

14.	THE AGENT			57

	14.1	Authorization		57
	14.2	Employees and Administrative Agents		57
	14.3	No Liability		57

(continued)
Page

	14.4	No Representations		57

		14.4.1	General	57
		14.4.2	Closing Documentation, etc	58

	14.5	Payments		58

		14.5.1	Payments to Administrative Agent	58
		14.5.2	Distribution by Administrative Agent	58
		14.5.3	Delinquent Lenders	59

	14.6	Holders of Notes		59
	14.7	Indemnity		59
	14.8	Administrative Agent as Lender		59
	14.9	Resignation		59
	14.10	Notification of Defaults and Events of Default		60

15.	ASSIGNMENT AND PARTICIPATION			60

	15.1	Conditions to Assignment by Lenders		60
	15.2	Certain Representations and Warranties; Limitations; Covenants		60
	15.3	Register		60
	15.4	New Notes		61
	15.5	Participations		61
	15.6	Assignee or Participant Affiliated with the Borrower		61
	15.7	Miscellaneous Assignment Provisions		61
	15.8	Assignment by Borrower		62
	15.9	Electronic Execution of Assignments		62

16.	PROVISIONS OF GENERAL APPLICATION			62

	16.1	Setoff		62
	16.2	Expenses		63
	16.3	Indemnification		63
	16.4	Treatment of Certain Confidential Information		64

		16.4.1	Confidentiality	64
		16.4.2	Prior Notification	65
		16.4.3	Other	65

	16.5	Survival of Covenants, Etc		65
	16.6	Notices		66
	16.7	Governing Law		68
	16.8	Headings		68
	16.9	Counterparts		68
	16.10	Entire Agreement, Etc		68
	16.11	WAIVER OF JURY TRIAL		68
	16.12	Consents, Amendments, Waivers, Etc		69
	16.13	Severability		70
	16.14	USA Patriot Act Notice		70
	16.15	No Advisory or Fiduciary Responsibility		70

Exhibits

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Assignment and Acceptance
Exhibit E	Form of Guaranty
Exhibit F	Form of Subsidiary Reimbursement Agreement

Schedules

Schedule 1	Lenders and Commitments
Schedule 4.1.1	Existing Letters of Credit
Schedule 7.3	Title to Properties
Schedule 7.7	Litigation
Schedule 7.16	Environmental Compliance
Schedule 7.17(a)	Subsidiaries
Schedule 7.17(b)	Significant Subsidiaries
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments

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REVOLVING CREDIT
AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of July 26, 2007, by and among COACH, INC. (the “Borrower”), a Maryland corporation having its principal place of business at 516 West 34th Street, New York, New York 10001, BANK OF AMERICA, N.A, a national banking association (“Bank of America”), the other lending institutions listed on Schedule 1 and Bank of America, as administrative agent (the “Administrative Agent”) for itself and such other lending institutions.

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Act. See Section 16.14.

Adjustment Date. With respect to any quarter, the second Business Day following the Administrative Agent's receipt of the Compliance Certificate required to be delivered pursuant to Section 8.3(c) for such quarter; provided, however, that in the event that the Borrower fails to deliver any Compliance Certificate to the Administrative Agent within the time period set forth in Section 8.3(c), the Adjustment Date shall be the second Business Day following the date on which such Compliance Certificate was required to be delivered pursuant to Section 8.3(c).

Administrative Agent. Bank of America, N.A., a national banking association organized and existing under the laws of the United States of America, acting as administrative agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with Section 14.9.

Administrative Agent's Fee. See Section 5.2.

Administrative Agent's Office. The Administrative Agent’s office located at 2001 Clayton Rd, Concord, CA 94520, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent's Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An administrative questionnaire in a form supplied by the Administrative Agent.

Affiliate. Any Person that would be considered to be an affiliate of any other Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.

Applicable Margin. Subject to the last paragraph of this definition and with respect to each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with respect to Base Rate Loans, Eurodollar Rate Loans, Standby Letter of Credit Fees, Documentary Letter of Credit Fees or Commitment Fees, as the case may be, shall be the applicable margin set forth below for each such category with respect to the Fixed Charge Ratio, as determined for the Reference Period of the Borrower and its Subsidiaries ending on the last day of the fiscal quarter of the Borrower and its Subsidiaries ended immediately prior to the applicable Rate Adjustment Period.

Level	Fixed Charge Ratio	Base Rate Loans	Eurodollar Rate Loans	Standby Letter of Credit Fees	Documentary Letter of Credit Fees	Commitment Fee
I	Greater than or equal to 7.50:1.00	0.000%	0.200%	0.200%	0.100%	0.060%
II	Less than 7.50:1.00 but greater than or equal to 6.50:1.00	0.000%	0.300%	0.300%	0.150%	0.070%
III	Less than 6.50:1.00 but greater than or equal to 5.50:1.00	0.000%	0.350%	0.350%	0.175%	0.080%
IV	Less than 5.50:1.00 but greater than or equal to 4.00:1.00	0.000%	0.400%	0.400%	0.200%	0.090%
V	Less than 4.00:1.00	0.000%	0.550%	0.550%	0.275%	0.125%

During the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending on or about June 30, 2007, the Applicable Margin with respect to the Loans outstanding and the Letter of Credit Fees and the Commitment Fee payable shall be the Applicable Margin set forth in Level I above. Notwithstanding the foregoing, (a) if the Borrower fails to deliver any Compliance Certificate required under Section 8.3(c) hereof, then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin set forth in Level V above, and (b) at all times while an Event of Default shall have occurred and be continuing, the Applicable Margin to be included in the calculations set forth in Section 5.11 shall be the Applicable Margin set forth in Level V above. In the event either the Borrower or the Administrative Agent determines, in good faith, that the calculation of the Fixed Charge Ratio on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin was lower than it would have been, the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period. The Administrative Agent shall determine and notify the Borrower of the amount of interest or fees, as applicable, that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been calculated based on the correct Fixed Charge Ratio, and the Borrower shall promptly pay to the Administrative Agent the difference between that amount and the amount actually paid in respect of such period. In the event either the Borrower or the Administrative Agent determines, in good faith, that the calculation of the Fixed Charge Ratio on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin was higher than it would have been, the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such period. The Administrative Agent shall determine and notify the existing Lenders who were party to the Credit Agreement during the applicable period for which such higher Applicable Margin was paid of the amount of interest or fees, as applicable, that would have been due in respect of any outstanding Obligations during such period had the Applicable Margin been calculated based on the correct Fixed Charge Ratio, and such Lenders shall promptly reimburse the Borrower by paying to the Administrative Agent the difference between that amount and the amount actually paid in respect of such period; provided, that in no event shall the Administrative Agent be responsible for any amounts for which the Borrower is not so reimbursed by such Lenders.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Arrangement Fee. See Section 5.1.

Arranger. Banc of America Securities LLC.

Assignment and Acceptance. An assignment and acceptance agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 15.1) and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

Auto-Renewal Letter of Credit. See Section 4.1.2.

Balance Sheet Date. June 28, 2006.

Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.

Base Rate. For any day a fluctuating rate per annum equal to the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (b) the Federal Funds Rate plus one-half of one percent (0.5%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

BBA LIBOR. See definition of “Eurodollar Rate”.

Borrower. As defined in the preamble hereto.

Borrower Materials. See Section 8.3.

Business Day. Any day on which banking institutions in the state of New York or the state where the Administrative Agent’s Office is located, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (i) additions to property, plant and equipment and other capital expenditures of the Borrower or any of its Subsidiaries that are (or would be required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, and (ii) without duplication, obligations with respect to Capitalized Leases and Synthetic Leases (had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease) incurred by the Borrower or any of its Subsidiaries during such period.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

Change of Control. An event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of twenty percent (20%) or more of the outstanding shares of Capital Stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Borrower.

CJI. Coach Japan, Inc., a Subsidiary of the Borrower.

Closing Date. The first date on which the conditions set forth in Section 11 have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

Code. The Internal Revenue Code of 1986.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender's commitment to make Revolving Credit Loans to, and to participate in the issuance, extension, amendment and renewal of Letters of Credit for the account of, the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See Section 2.2.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender's percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. See Section 8.3(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBIT. Consolidated Net Income, plus, to the extent deducted in determining Consolidated Net Income, consolidated income taxes and Consolidated Total Interest Expense, in each case as determined in accordance with GAAP.

Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated EBIT for such period plus (b) consolidated depreciation and consolidated amortization for such period as determined in accordance with GAAP.

Consolidated EBITDAR. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) Rental Expense for such period as determined in accordance with GAAP.

Consolidated Net Income. The consolidated net income (or loss) of the Borrower and its Subsidiaries determined in accordance with GAAP.

Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Total Interest Expense. For any period, interest expense (without deduction of interest income) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower's election to convert or continue a Loan in accordance with Section 2.7.

Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See Section 13.1.

Delinquent Lender. See Section 14.5.3.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of, or sinking fund or other similar payment in respect of, any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

Documentary Letter of Credit Fee. See Section 4.2.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7.

Eligible Assignee. Any of (a) a commercial bank or other financial institution; (b) a Lender Affiliate; and (c) if, but only if, any Default or Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent.

Employee Benefit Plan. Any employee benefit plan, whether single-employer or multiple-employer, within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment.

EPA. See Section 7.16(b).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414(b) or (c) of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other Eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

Eurodollar Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate. For any Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Event of Default. See Section 13.1.

Executive Order. See Section 7.19.

Extension Request. See Section 2.1(c).

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letter. The fee letter dated April 24, 2007, among the Borrower, the Administrative Agent and the Arranger.

Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Administrative Agent's Fee, the Arrangement Fee and any other fee agreed to be paid by the Borrower pursuant to or in connection with this Credit Agreement.

FERC. See Section 7.11.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

First Extension Request. See Section 2.1(c).

Fixed Charge Ratio. As at any date of determination, the ratio of (a) the sum of Consolidated EBITDAR minus Capital Expenditures for the Reference Period ending on such date, to (b) the sum of Consolidated Total Interest Expense plus Rental Expense for such Reference Period.

Fixed Rate. With respect to any Swing Line Loan, the fixed rate of interest quoted by the Swing Line Lender on any date or whenever the Borrower requests a Swing Line Loan, which rate the Swing Line Lender is willing to charge with respect to a Swing Line Loan made by it.

Fixed Rate Loans. A Swing Line Loan bearing interest at the Fixed Rate for a period of time agreed to by the Borrower and the Swing Line Lender pursuant to Section 2.5(c).

Foreign Assets Control Regulations. See Section 7.19.

GAAP or generally accepted accounting principles. (a) When used in Section 10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, which are applicable to the circumstances as of the date of determination, consistently applied.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, each Significant Subsidiary of the Borrower existing on the Closing Date and each other Person which is required to be or becomes a guarantor from time to time pursuant to Section 8.11 hereof.

Guaranty(ies). Collectively, the guaranties dated as of the date required by Section 8.11 from each Person required to become a Guarantor pursuant to Section 8.11 in favor of the Administrative Agent and the Lenders, in each case of the payment and performance of the Obligations, and in the form attached hereto as Exhibit E.

Hazardous Substances. Any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Honor Date. See Section 4.1.3.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed,

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e) every obligation of such Person under any Capitalized Lease,

(f) every obligation of such Person under any Synthetic Lease,

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(j) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) of another Person, in any manner, whether directly or indirectly.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Interest Payment Date. (a) As to any Base Rate Loan, the first Business Day of the next succeeding calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period; and (c) as to any Swing Line Loan which is also a Fixed Rate Loan, on the first day of the next succeeding calendar quarter with respect to interest accrued during such calendar quarter.

Interest Period. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; (ii) for any Fixed Rate Loan, the period (not to exceed ten (10) days) requested by the Borrower and agreed to by the Swing Line Lender pursuant to Section 2.5(c); and (iii) for any Eurodollar Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if the Borrower shall fail to give notice as provided in Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

International Standby Practices. With respect to any standby Letter of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Lender in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.

Issuing Lender. With respect to standby Letters of Credit, Bank of America, and with respect to documentary Letters of Credit, any Lender acceptable to the Administrative Agent and the Borrower. As used herein, the term Issuing Lender shall refer, as the context requires, to the Issuing Lender issuing, extending, renewing or amending any particular Letter of Credit or collectively to each and every Lender which acts as an Issuing Lender hereunder.

Issuer Documents. With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Borrower (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

Joint Venture. Any joint venture or other entity in which the Borrower or a Subsidiary has an interest which is not a Subsidiary.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) for all purposes hereof other than the definition of “Eligible Assignee”, any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender, and (b) following a Default or an Event of Default, with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

Letter of Credit. See Section 4.1.1.

Letter of Credit Advance. An advance made by the Issuing Lender or any Lender pursuant to Section 4.1.3.

Letter of Credit Application. See Section 4.1.1.

Letter of Credit Expiration Date. The day that is seven days prior to the Revolving Credit Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee. See Section 4.2.

Letter of Credit Participation. Each Lender’s obligation to severally reimburse the Issuing Lender on demand for the amount of each draft paid by the Issuing Lender under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 4.1.3.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranties and the Fee Letter.

Loan Request. See Section 2.6.

Loans. The Revolving Credit Loans.

Material Adverse Effect. With respect to any change or effect, a material adverse change in, or a material adverse effect on, as the case may be, (i) business, properties, condition (economic, financial or otherwise), assets, operations or income of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under any Loan Document to which it is a party, or (iii) the ability of the Administrative Agent or any Lender to enforce the Loan Documents.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody's. Moody's Investors Services, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Non-Renewal Notice Date. See Section 4.1.2.

Notes. The Revolving Credit Notes.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders (including the Swing Line Lender), any Issuing Lender and the Administrative Agent arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any Note, Letter of Credit Application, Letter of Credit or other instrument at any time evidencing any thereof, whether any of such indebtedness, obligations or liabilities (a) arise or are incurred individually or collectively, directly or indirectly, jointly or severally, absolutely or contingently, (b) arise by contract, operation of law or otherwise, (c) are matured or unmatured, liquidated or unliquidated, secured or unsecured, or (d) exist on the date of this Credit Agreement or arise thereafter.

outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens permitted by Section 9.2.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Platform. See Section 8.3.

Prior Credit Agreement. That certain Revolving Credit Agreement by and among the Borrower, Bank of America (successor in interest to Fleet National Bank), the Lenders and the Administrative Agent dated as of October 16, 2003, as amended.

Public Lender. See Section 8.3.

Real Estate. All real property at any time owned or leased (as lessee or sublessee of such leasehold interest) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on the last day of any fiscal quarter, treated as a single accounting period.

Register. See Section 15.3.

Reimbursement Obligation. The Borrower's obligation to reimburse the Issuing Lender and the Lenders on account of any drawing under any Letter of Credit as provided in Section 4.1.3.

Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Rental Expense. All rental expenses of the Borrower or any of its Subsidiaries during any applicable fiscal period with respect to Rental Obligations, determined on a consolidated basis in accordance with GAAP.

Rental Obligations. All obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to the Borrower or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, and (b) obligations in respect of any Capitalized Leases or any Synthetic Leases.

Replacement Lender. See Section 2.1(c).

Required Lenders. As of any date, the Lender(s) holding greater than fifty percent (50%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Lender(s) whose aggregate Commitment(s) constitute(s) greater than fifty percent (50%) of the Total Commitment.

Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, or (b) payment by the Borrower or its Subsidiaries (i) to the Borrower's or any such Subsidiary's shareholders (or other equity holders), in each case, other than to the Borrower, or (ii) to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower's or such Subsidiary's shareholders (or other equity holders), in each case, other than to the Borrower.

Revolving Credit Loan Maturity Date. July 26, 2012, as the same may be extended pursuant to Section 2.1(c).

Revolving Credit Loans. Revolving credit loans (including the Swing Line Loans) made or to be made by the Lenders or the Administrative Agent to the Borrower pursuant to Section 2.

Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

Revolving Credit Notes. See Section 2.4.

Sale and Leaseback. See Section 9.6.

Second Extension Request. See Section 2.1(c).

Settlement. The making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender's actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Loan Request) to be equal to such Lender's Commitment Percentage of the outstanding amount of such Revolving Credit Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

Settlement Amount. See Section 2.9.1.

Settlement Date. (a) The Drawdown Date relating to any Loan Request, (b) the date which is no more than ten (10) days after the making of a Swing Line Loan pursuant to Section 2.6.2, (d) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrower's account become aware of the existence of an Event of Default, (e) any day on which any conversion of a Base Rate Loan to a Eurodollar Rate Loan occurs, or (f) any Business Day on which (i) the amount of outstanding Revolving Credit Loans decreases and (ii) the amount of the Administrative Agent's Revolving Credit Loans outstanding equals zero Dollars ($0).

Settling Lender. See Section 2.9.1.

Significant Subsidiary. The domestic Subsidiaries listed on Schedule 7.17(b) of the Credit Agreement and any other domestic Subsidiary, which, at any date of determination, either alone or together with the Subsidiaries of such Subsidiary, meets either of the following conditions: (a) as of the end of the most recent fiscal year of the Borrower, the total assets of such Subsidiary represented 10% or more of the Consolidated Total Assets of the Borrower and its Subsidiaries, or (b) for the most recent fiscal year of the Borrower, the net income before taxes of such Subsidiary represented 10% or more of the consolidated net income before taxes of the Borrower and its Subsidiaries, all as set forth on the most recently available consolidated and consolidating financial statements of the Borrower for such fiscal year.

S&P. Standard & Poor's Ratings Group.

Standby Letter of Credit Fee. See Section 4.2.

Subsidiary. At any time and from time to time, any corporation, association, partnership, limited liability company, joint venture or other business entity of which the Borrower and/or any Subsidiary of the Borrower, directly or indirectly at such time, either (a) owns or controls more than fifty percent (50%) of the Voting Stock, or (b) is entitled to share in more than fifty percent (50%) of the profits and losses, however determined.

Swing Line Lender. Bank of America.

Swing Line Loans. Revolving Credit Loans made by Bank of America pursuant to Section 2.6.2.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

Trading with the Enemy Act. See Section 7.19.

Type. As to any Revolving Credit Loan which is not a Swing Line Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Lender in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent, the Issuing Lender and the Lenders on the date specified in, and in accordance with, Section 4.1.3.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “Section” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

1.3 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

2. THE REVOLVING CREDIT FACILITY.

2.1 Commitment to Lend.

(a) Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender's Commitment minus such Lender's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested), including the Swing Line Loans, plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment at such time. The Revolving Credit Loans shall be made pro rata in accordance with each Lender's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 and Section 12, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

(b) Limited Increase In Total Commitment. Unless a Default or Event of Default has occurred and is continuing, the Borrower may request, on one or more occasions, that the Total Commitment in effect on the date of such request be increased by up to $100,000,000, provided, however, that (i) the aggregate amount of any and all increases pursuant to this Section 2.1(b) shall not exceed $100,000,000, (ii) any Lender which is a party to this Credit Agreement prior to such increase shall have the right to elect to fund its pro rata share of the increase and any additional amounts allocated by the Administrative Agent, thereby increasing its Commitment hereunder, but no Lender shall be required to do so, (iii) in the event that it becomes necessary to include one or more new Lenders to provide additional funding under this Section 2.1(b) in order to enable such increase in the Total Commitment to occur, such new Lender must be reasonably acceptable to the Administrative Agent and the Borrower, (iv) the Lenders' Commitment Percentages shall be correspondingly adjusted, (v) each new Lender shall make all (if any) such payments to the other Lenders as may be necessary to result in the sum of the Revolving Credit Loans to be made by such new Lender plus such new Lender's proportionate share of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations being equal to such new Lender's Commitment Percentage (as then in effect) of the aggregate principal amount of the sum of all Revolving Credit Loans outstanding to the Borrower as of such date plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations as of such date), and (vi) Revolving Credit Notes issued or amended and such other changes shall be made to the Loan Documents, as shall be necessary to reflect any such increase in the Total Commitment. Any such increase in the Total Commitment (whether by $100,000,000 or by a lesser amount) shall require, among other things, the satisfaction of such conditions precedent as the Administrative Agent may require, including, without limitation, the obtaining by any applicable Lender of requisite internal approvals, the Administrative Agent's receipt of evidence of applicable corporate authorization and other corporate documentation from the Borrower and the legal opinion of counsel to the Borrower, each in form and substance satisfactory to the Administrative Agent and such Lenders as are participating in such increase. The Borrower shall prepay Revolving Credit Loans outstanding on the effective date of any such increase (and any additional amounts required pursuant to Section 5.10) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

(c) Extension of Revolving Credit Loan Maturity Date. The Borrower may, provided that no Default or Event of Default has occurred and is continuing, by written notice delivered to the Administrative Agent no later than (i) ninety days (90) days prior to July 26, 2012, request that the Revolving Credit Loan Maturity Date be extended to a date one year after the then existing Revolving Credit Loan Maturity Date (the “First Extension Request”) and (ii) provided that the Required Lenders shall have consented to the First Extension Request and the Borrower shall have otherwise complied with the conditions set forth in this Section 2.1(c), ninety (90) days prior to July 26, 2013, request that the Revolving Credit Loan Maturity Date be extended to a date one year after the then existing Revolving Credit Loan Maturity Date as extended pursuant to the First Extension Request (the “Second Extension Request” and, together with the First Extension Request each individually, an “Extension Request” and collectively, the “Extension Requests”). The Administrative Agent shall notify the Lenders of each such Extension Request promptly after receipt thereof, and request each Lender to notify the Administrative Agent of its determination to consent or not to consent to each such Extension Request. If the Required Lenders consent to the First Extension Request by so notifying the Administrative Agent in writing no later than thirty (30) Business Days after notice of such Extension Request, the Revolving Credit Loan Maturity Date shall be extended to July 26, 2013 with respect to such consenting Lenders. If the Required Lenders consent to the Second Extension Request by so notifying the Administrative Agent in writing no later than thirty (30) Business Days after notice of such Extension Request, the Revolving Credit Loan Maturity Date shall be extended to July 26, 2014 with respect to such consenting Lenders. The determination with respect to each Extension Request shall be in the sole discretion of each Lender. Any Lender which fails to give written notice of its consent or non-consent within such period shall be deemed not to have consented to any Extension Request hereunder (a “Dissent”); provided that the Borrower may, within sixty (60) days of such Dissent, obtain a replacement lender satisfactory to the Administrative Agent (the “Replacement Lender”) to assume the dissenting Lender's Loans and Commitments by (i) requesting the non-dissenting Lenders acquire and assume all of the dissenting Lender’s Loans and Commitments, as provided herein, but no such Lenders shall be under an obligation to do so; or (ii) designating a Replacement Lender reasonably satisfactory to the Administrative Agent. If no satisfactory Replacement Lender shall be obtained, and/or none of the non-dissenting Lenders shall agree to acquire and assume all of the dissenting Lender’s Loans and Commitments, then the Borrower shall repay the full amount of the outstanding Obligations owing to such dissenting Lender on the then existing Revolving Credit Loan Maturity Date with respect to such dissenting Lender. If any satisfactory Replacement Lender shall be obtained, and/or any of the non-dissenting Lenders shall agree to acquire and assume all of the dissenting Lender’s Loans and Commitment, then such dissenting Lender shall, so long as no Event of Default shall have occurred and be continuing, assign, in accordance with Section 15, all of its Commitment, Loans, or Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-dissenting Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the dissenting Lender; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such dissenting Lender and such Replacement Lender and/or non-dissenting Lenders, as the case may be, and (ii) prior to any such assignment, the Borrower shall have paid to such dissenting Lender all amounts properly demanded and unreimbursed hereunder, if applicable. Upon the effective date of such assignment, the Borrower shall issue replacement Notes in favor of such Replacement Lender and/or non-dissenting Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents. Any extension of the Revolving Credit Loan Maturity Date shall require, among other things, the satisfaction of such conditions as the Administrative Agent may reasonably require, including: (A) all representations of the Borrower and its Subsidiaries shall be true and correct on and as of the effective date of such extension; (B) no Default or Event of Default shall have occurred and be continuing on the date of such extension; (C) since delivery to the Administrative Agent of the Borrower’s most recent audited financial statements pursuant to Section 8.3, there shall not have occurred any event or condition that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and (D) on the then existing Revolving Credit Loan Maturity Date prior to such extension, the Borrower shall prepay the outstanding amount of any Loans made available by any non-dissenting Lender to the extent necessary to keep the Commitments ratable among such non-dissenting Lenders.

2.2 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of the Applicable Margin with respect to the Commitment Fee as in effect from time to time on the actual daily amount during each calendar quarter or portion thereof from the date hereof to the Revolving Credit Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans (other than Swing Line Loans which shall not be considered usage for purposes of this calculation only) during such calendar quarter. The Commitment Fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Loan Maturity Date or any earlier date on which the Commitments shall terminate.

2.3 Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or an integral multiple thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.4 The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 15 hereof) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender's Revolving Credit Note, an appropriate notation on such Lender's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Lender's Revolving Credit Note Record shall be prima facie evidence, absent manifest error, of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5 Interest on Revolving Credit Loans. Except as otherwise provided in Section 5.11,

(a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b) Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

(c) Each Swing Line Loan shall bear interest from the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to, at the Borrower's option (i) the Base Rate plus the Applicable Margin with respect to Base Rate Loans in effect from time to time, and (ii) the Fixed Rate, which interest shall be paid on each Interest Payment Date for Swing Line Loans for the account of the Swing Line Lender. Interest periods for Swing Line Loans which are also Fixed Rate Loans shall be for a period of ten (10) days or less. The Borrower shall give the Swing Line Lender notice no later than 1:00 p.m. on the last day of the Interest Period that is a Fixed Rate Loan of its intention to repay such Swing Line Loan or to refund such Swing Line Loan with a Revolving Credit Loan which is not a Swing Line Loan in accordance with Section 2.9. In the event that the Borrower fails to give such notice, such Swing Line Loan shall, on the last day of such Interest Period cease to be a Fixed Rate Loan.

The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6 Requests for Revolving Credit Loans.

2.6.1 General. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed promptly in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) (a) by no later than 12:00 p.m. (New York time) on the proposed Drawdown Date of any Base Rate Loan and (b) by no later than 12:00 noon (New York time) no less than three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. With respect to Eurodollar Rate Loans, each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and with respect to Base Rate Loans, each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof.

2.6.2 Swing Line. Notwithstanding the notice and minimum amount requirements set forth in Section 2.6.1 but otherwise in accordance with the terms and conditions of this Credit Agreement, the Swing Line Lender may, at the Borrower’s request and in the Swing Line Lender’s sole discretion and without conferring with the Lenders, make Revolving Credit Loans (each, a “Swing Line Loan”) to the Borrower in an amount requested by the Borrower provided, that (a) each such Swing Line Loan shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, and (b) the aggregate outstanding amount of all Swing Line Loans made by the Swing Line Lender pursuant to this Section 2.6.2 shall not exceed $20,000,000 at any one time. The Borrower hereby requests and authorizes the Swing Line Lender to make from time to time such Swing Line Loans as may be so requested. The Borrower acknowledges and agrees that the making of such Swing Line Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Swing Line Loans covered by a Loan Request including, without limitation, the limitations set forth in Section 2.1 and the requirements that the applicable provisions of Section 11 (in the case of Swing Line Loans made on the Closing Date) and Section 12 be satisfied. All actions taken by the Swing Line Lender pursuant to the provisions of this Section 2.6.2 shall be conclusive and binding on the Borrower and the Lenders absent the Swing Line Lender's gross negligence or willful misconduct.

2.7 Conversion Options.

2.7.1 Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion to a Eurodollar Rate Loan shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and any partial conversion to a Base Rate Loan shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

2.7.2 Continuation of Type of Revolving Credit Loan. Any Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

2.7.3 Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $500,000 in excess thereof. No more than ten (10) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

2.7.4 Applicability of Conversion and Continuation Provisions. Notwithstanding anything to the contrary herein contained, the provisions of this Section 2.7 shall not apply to Swing Line Loans.

2.8 Funds for Revolving Credit Loan.

2.8.1 Funding Procedures. Not later than 3:00 p.m. (New York time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent's Office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by Sections 11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender's Commitment Percentage of any requested Revolving Credit Loans.

2.8.2 Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand such amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence (absent manifest error) of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.9 Settlements.

2.9.1 General. On each Settlement Date, the Administrative Agent shall, not later than 1:00 p.m. (New York time), give telephonic, facsimile or electronic mail notice (a) to the Lenders and the Borrower of the respective outstanding amount of Revolving Credit Loans made by the Administrative Agent on behalf of the Lenders or in the form of Swing Line Loans from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurodollar Rate Loans to be made (following the giving of notice pursuant to Section 2.6.1(b)) on such date pursuant to a Loan Request and (b) to the Lenders of the amount (a “Settlement Amount”) that each Lender (a “Settling Lender”) shall pay to effect a Settlement of any Revolving Credit Loan. A statement of the Administrative Agent submitted to the Lenders and the Borrower or to the Lenders with respect to any amounts owing under this Section 2.9 shall be prima facie evidence (absent manifest error) of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (New York time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this Section 2.9 shall for all purposes be treated as a Revolving Credit Loan made by such Settling Lender to the Borrower and all funds received by any Lender pursuant to this Section 2.9 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Credit Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Lender from making any Revolving Credit Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Revolving Credit Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender's share of the outstanding Revolving Credit Loans being equal, as nearly as may be, to such Lender's Commitment Percentage of the outstanding amount of the Revolving Credit Loans.

2.9.2 Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender's Settlement Amount, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, then such Settling Lender shall pay to the Administrative Agent forthwith on demand such amount in immediately available funds with interest thereon, for each day from and including the Settlement Date at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. A statement of the Administrative Agent submitted to such Settling Lender with respect to any amounts owing under this Section 2.9.2 shall be prima facie evidence (absent manifest error) of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender's Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans as of such Settlement Date.

2.9.3 No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

3. REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1 Maturity. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon. Without limiting the foregoing, the Borrower promises to pay to the Administrative Agent for its own account, and there shall become absolutely due and payable, the outstanding principal amount of each Swing Line Loan made to the Borrower on the earlier of the Settlement Date with respect thereto and the Revolving Credit Loan Maturity Date.

3.2 Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans (including the Swing Line Loans), the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to the Swing Line Loans; second, to any Unpaid Reimbursement Obligations; third, to the Revolving Credit Loans; and fourth, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by Section 4.1.7.

Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans (other than Swing Line Loans) shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Each payment or prepayment of Swing Line Loans shall be allocated to the Swing Line Lender.

3.3 Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans and Fixed Rate Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto unless breakage costs described in Section 5.10 in connection therewith are paid by the Borrower. The Borrower shall give the Administrative Agent, no later than 11:00 a.m., New York time, on such day written notice of any proposed prepayment pursuant to this Section 3.3 of Base Rate Loans, and no later than 12:00 noon, New York time, three (3) Eurodollar Business Days notice of any proposed prepayment pursuant to this Section 3.3 of Fixed Rate Loans or Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Fixed Rate Loans, second to the principal of Base Rate Loans and third to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. LETTERS OF CREDIT.

4.1 Letter of Credit Commitments.

4.1.1 Commitment to Issue Letters of Credit. (a)  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Issuing Lender's customary form (a “Letter of Credit Application”), the Issuing Lender on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in Section 4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend, amend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Issuing Lender; provided, however, that, after giving effect to such request, the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Revolving Credit Loans (including Swing Line Loans) outstanding shall not exceed the Total Commitment at such time. As of the Closing Date, the letters of credit existing for the account of the Borrower under the Prior Credit Agreement set forth on Schedule 4.1.1 attached hereto, shall become a Letter of Credit under this Credit Agreement for all purposes.

(b) The Issuing Lender shall not issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(c) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it.

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender relating to its ability to issue Letters of Credit; or

(iii) a default of any Lender’s obligations to fund under Section 4.1.3 exists or any Lender is at such time a Delinquent Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

Furthermore, the Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof and the Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

4.1.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by the Borrower. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 3:00 p.m. (New York time) at least one Business Day (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the Maximum Drawing Amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require. Additionally, the Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

(b) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent, the Borrower or any Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 12 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the amount of such Letter of Credit.

(c) If the Borrower so requests in any applicable Letter of Credit Application, and subject to the terms and conditions of Section 4.1.1, the Issuing Lender agrees to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such renewal if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (b) or (c) of Section 4.1.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Renewal Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 12 is not then satisfied, and in each such case directing the Issuing Lender not to permit such renewal.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

4.1.3 Drawings and Reimbursements; Funding of Participations. (a) Upon payment by the Issuing Lender of a drawing under any Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof not later than 11:00 a.m. (New York time) on the date of such payment (each such date, an “Honor Date”). Not later than 1:00 p.m. (New York time) on the Honor Date, the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such payment. If the Borrower fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the Unpaid Reimbursement Obligations, and the amount of such Lender’s pro rata share thereof. In such event, the Borrower shall be deemed to have made a Loan Request which shall be for a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified herein for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 12. Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section 4.1.3(a) must be given in writing to such Persons as may from time to time be designated by the Borrower in accordance with Section 16.6.

(b) Each Lender shall upon any notice pursuant to Section 4.1.3(a) make funds available to the Administrative Agent for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligations not later than 3:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 4.1.3(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(c) With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Loan which is a Base Rate Loan because the conditions set forth in Section 12 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a Letter of Credit Advance in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in Section 5.11. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 4.1.3(b) shall be deemed payment in respect of its participation in such Letter of Credit Advance and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this Section 4.1.3.

(d) Until each Lender funds its Letter of Credit Advance pursuant to this Section 4.1.3 to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s pro rata share of such amount shall be solely for the account of the Issuing Lender.

(e) Each Lender’s obligation to make Letter of Credit Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 4.1.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Letter of Credit Advances pursuant to this Section 4.1.3 is subject to the conditions set forth in Section 12. No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 4.1.3 by the time specified in Section 4.1.3(b), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

4.1.4 Repayment of Participations. (a) At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 4.1.3, if the Administrative Agent receives for the account of the Issuing Lender any payment in respect of the related Unpaid Reimbursement Obligations or interest thereon (whether directly from the Borrower or otherwise), the Administrative Agent will distribute to such Lender its pro rata share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 4.1.3(a) is required to be returned under any circumstances (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its pro rata thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

4.1.5 Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each Letter of Credit Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or

(d) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (so long as such draft or certificate complies in all material respects with the terms of such Letter of Credit); or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

4.1.6 Role of Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 4.1.5; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

4.1.7 Cash Collateral.

(a) Upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, the Administrative Agent may require, and at the direction of the Required Lenders shall require, that the Borrower shall immediately cash collateralize an amount equal to 100% of such difference, to be held by the Issuing Lender as cash collateral for any drawing under the Letters of Credit then outstanding.

(b) Upon the termination of the Total Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 13, the Administrative Agent may require, and at the direction of the Required Lenders shall require, that the Borrower shall immediately cash collateralize an amount equal to 100% of the aggregate Maximum Drawing Amount of all such Letters of Credit, to be held by the Issuing Lender as cash collateral for any drawing under any such Letter of Credit; provided, that upon acceleration of the Reimbursement Obligations with respect to all Letters of Credit pursuant to Sections 13(h) or (i), the Borrower’s obligations to immediately cash collateralize an amount equal to 100% of the aggregate Maximum Drawing Amount of all such Letters of Credit as aforesaid shall automatically become effective without further act by the Administrative Agent or any Lender.

For purposes of this Section 4.1.7 herein, “cash collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Maximum Drawing Amount of the Letters of Credit then outstanding (or, in the case of clause (a) above, the difference between the Total Commitment and the Maximum Drawing Amount of the Letters of Credit then outstanding), cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Bank of America.

4.1.8 Applicability ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

4.2 Letter of Credit Fees. The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent (a) quarterly in arrears on the first day of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter of the Borrower, in respect of each standby Letter of Credit, an amount equal to the Applicable Margin per annum with respect to Standby Letter of Credit Fees multiplied by the result of (i) the average daily face amount of such standby Letter of Credit during such period, multiplied by the number of days such standby Letter of Credit is outstanding and divided by (ii) three hundred and sixty (360) (a “Standby Letter of Credit Fee”), and (b) quarterly in arrears on the first day of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter of the Borrower, in respect of each documentary Letter of Credit, an amount equal to the Applicable Margin per annum with respect to documentary Letter of Credit Fees multiplied by the result of (i) the average daily face amount of such documentary Letter of Credit during such period, multiplied by the number of days such documentary Letter of Credit is outstanding, divided by (B) three hundred and sixty (360) (a “Documentary Letter of Credit Fee”), in each case which Letter of Credit Fee shall be for the accounts of the Lenders in accordance with their respective Commitment Percentages. In respect of each Letter of Credit, the Borrower shall also pay to the Issuing Lender for the Issuing Lender's own account, at such other time or times as such charges are customarily made by the Issuing Lender, the Issuing Lender's customary fronting, issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

4.3 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

5. CERTAIN GENERAL PROVISIONS.

5.1 Arrangement Fee. The Borrower agrees to pay to the Arranger for its own account, on the Closing Date an arrangement fee (the “Arrangement Fee”) as set forth in the Fee Letter.

5.2 Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent for its own account, on the Closing Date and on each anniversary thereof, an administrative agent’s fee (the “Administrative Agent's Fee) as set forth in the Fee Letter.

5.3 Funds for Payments.

5.3.1 Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent's Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 3:00 p.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.3.2 No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.4 Computations. All computations of interest on (a) the Loans (other than Eurodollar Rate Loans) and of Fees shall, unless otherwise expressly provided herein, be based on a 365/366-day year and (b) Eurodollar Rate Loans shall be based on a 360-day year and, in each case, paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest and Fees shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.

5.5 Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Eurodollar Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.

5.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Lender's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

5.7 Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender's Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender's Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender's Commitment, any Letter of Credit or any of the Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.8 Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for Lenders or Lender holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender's or the Administrative Agent's commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or the Administrative Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with Section 5.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.9 Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 5.7 or 5.8 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.10 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense actually incurred (excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans or Fixed Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Eurodollar Rate Loans or Fixed Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7, or (c) the making of any payment of a Eurodollar Rate Loan or a Fixed Rate Loan or the making of any conversion of any such Loan which is not a Swing Line Loan or any such Fixed Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.11 Interest After Default.

5.11.1 Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder (including Unpaid Reimbursement Obligations) or under any of the other Loan Documents shall bear interest (or fees in the case of Unpaid Reimbursement Obligations) compounded monthly and payable on demand at a rate per annum equal to two percent (2.00%) above the rate of interest or Letter of Credit Fee (including the Applicable Margin) then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).

5.11.2 Amounts Not Overdue. During the continuance of a Default or an Event of Default, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Lenders or the Required Lenders pursuant to Section 16.12, (a) the principal of the Revolving Credit Loans not overdue shall, bear interest at a rate per annum equal to two percent (2.00%) above the rate of interest otherwise applicable, and (b) the Applicable Margin applicable to Letter of Credit Fees shall be equal to two percent (2.00%) above the Letter of Credit Fee otherwise applicable.

6. GUARANTIES.

6.1 Guaranties of Significant Subsidiaries. The Obligations shall also be guaranteed by the Significant Subsidiaries pursuant to the terms of the Guaranties.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

7.1 Corporate Authority.

7.1.1 Incorporation; Good Standing. Each of the Borrower and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation except, solely with respect to Subsidiaries of the Borrower which are not Significant Subsidiaries, where a failure to be so organized, existing or formed would not have a Material Adverse Effect, (b) has all requisite corporate (or the equivalent entity) power to own its property and conduct its business as now conducted and as presently contemplated except, solely with respect to Subsidiaries of the Borrower which are not Significant Subsidiaries, where such a failure would not have a Material Adverse Effect, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except, solely with respect to Subsidiaries of the Borrower which are not Significant Subsidiaries, where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2 Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Significant Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent entity) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent entity) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Significant Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Significant Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower or any of its Significant Subsidiaries.

7.1.3 Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Significant Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2 Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Significant Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Significant Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3 Title to Properties. Except as indicated on Schedule 7.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated and combined balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date and Real Estate leased by the Borrower or its Subsidiaries), subject to no Liens or other rights of others, except Permitted Liens.

7.4 Financial Statements.

7.4.1 Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal or financial year which is the twelve months ending on or about June 30 of each calendar year.

7.4.2 Financial Statements. There has been furnished to each of the Lenders an audited consolidated and combined balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, an audited consolidated and combined statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, and an audited consolidated and combined cash flow statement for the fiscal year then ended. Such balance sheet and statements of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

7.5 No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, the Borrower has not made any Restricted Payment other than those permitted under Section 9.4.

7.6 Franchises, Patents, Copyrights, etc. The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except any franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, where the lack of such would not result in a Material Adverse Effect.

7.7 Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority, that, (a) if adversely determined, might, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8 No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any provision of, or subject to, any Governing Document, or any applicable judgment, decree, order, law, statute, license, rule or regulation in a manner that has or is expected in the future to have a Material Adverse Effect, or (b) is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any Material Adverse Effect, or is in violation of any provision of any agreement or instrument to which it may be subject or by which it or any of its properties may be bound, in any of the foregoing cases in a manner that could have a Material Adverse Effect.

7.9 Tax Status. To the extent required, the Borrower and its Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have, in the reasonable opinion of management, set aside on their books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrower know of any basis for any such claim.

7.10 No Event of Default. No Default or Event of Default has occurred and is continuing.

7.11 Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a “public utility”, as that term is defined under the Federal Power Act, as amended, and the regulations of the Federal Energy Regulatory Commission (“FERC”) promulgated thereunder. Neither the Borrower nor any of its Subsidiaries (i) is subject to any of the accounting or cost-allocation requirements of the Public Utility Holding Company Act of 2005, or the regulations or orders of the FERC promulgated thereunder or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

7.12 Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

7.13 Certain Transactions. To the best knowledge of the Borrower and its Subsidiaries, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.14 Employee Benefit Plans.

7.14.1 In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by Section 412 of ERISA, unless noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.14.2 Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. The Borrower may terminate, to the extent sponsored by it, each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

7.14.3 Guaranteed Pension Plans. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made; and (b) no waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.14.4 Multiemployer Plans. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. After due inquiry, the Borrower is not aware that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

7.15 Use of Proceeds.

7.15.1 General. The proceeds of the Loans shall be used for working capital, stock repurchases and dividends permitted by Section 9.4 and general corporate purposes. The Borrower will obtain Letters of Credit solely for general corporate purposes.

7.15.2 Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.15.3 Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

7.16 Environmental Compliance.

(a) None of the Borrower, its Subsidiaries or, to the best knowledge of the Borrower or any of its Subsidiaries, any operator of the Real Estate or any operations thereon is in violation, or has notice of an alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under Environmental Laws, which violation would have a Material Adverse Effect;

(b) neither the Borrower nor any of its Subsidiaries has received written notice from any Governmental Authority, or, to the best of the Borrower's and any of its Subsidiaries' knowledge, any other third party, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any Hazardous Substances which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise), the result of which could have a Material Adverse Effect, arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except as set forth on Schedule 7.16 attached hereto, to the best of the Borrower's knowledge: (i) no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate in violation of applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a Material Adverse Effect; and (iv) any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

(d) neither the Borrower nor any of its Subsidiaries has received written notice that it is required to conduct an environmental clean-up under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby.

7.17 Subsidiaries, etc. Schedule 7.17(a) (as amended and in effect from time to time pursuant to Section 8.11) sets forth a complete and accurate list of all of the Subsidiaries of the Borrower. Schedule 7.17(b) (as amended and in effect from time to time pursuant to Section 8.11) sets forth a complete and accurate list of all of the Significant Subsidiaries of the Borrower.

7.18 Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.19 Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

8. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue, extend, amend or renew any Letters of Credit:

8.1 Punctual Payment. Subject to the grace periods set forth in Sections 13.1(b) and (c), the Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees, the Administrative Agent's fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2 Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage an independent certified public accountant.

8.3 Financial Statements, Certificates and Information. The Borrower will deliver to the Administrative Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated and combined balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated and combined statement of income and consolidated and combined statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and combined statements to be in reasonable detail, prepared in accordance with GAAP, and audited by an independent certified public accountant;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated and combined balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated and combined statement of income and consolidated and combined statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or treasurer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the chief financial officer or treasurer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenant contained in Section 10;

(d) as soon as practicable after the filing or mailing thereof, copies of all financial statements, disclosure statements, reports and proxies filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

(e) as soon as practicable, but in any event not later than thirty (30) days after the filing of the 10K of the Borrower, annual income statements, balance sheets and cash flow statements for the immediately succeeding fiscal year of the Borrower and its Subsidiaries delivered to the Administrative Agent; and

(f) from time to time such other additional information regarding the financial position of the Borrower and its Subsidiaries as the Administrative Agent may reasonably request;

Documents required to be delivered pursuant to this Section 8.3 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 8.3(c) to the Administrative Agent. Except for such Compliance Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery from the Administrative Agent to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 16.4 hereof); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

8.4 Notices.

8.4.1 Defaults. The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any notice to the Borrower or any of its Affiliates or, to the best knowledge of the Borrower, take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.4.2 Environmental Events. The Borrower will promptly give notice to the Administrative Agent (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon receipt of notice thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency or any Governmental Authority of potential environmental liability, that could have a Material Adverse Effect.

8.4.3 Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing promptly of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail reasonably satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

8.4.4 ERISA Events. The Borrower will (a) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA and (b) upon the request of the Administrative Agent, promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

8.4.5 Notice of Change of Fiscal Year End. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing thirty (30) days prior to any change of the date of the end of its fiscal or financial year from that set forth in Section 7.4.1.

8.5 Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its legal existence, rights and franchises and that of its Subsidiaries. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 8.5 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

8.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.7 Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.8 Inspection of Properties and Books, etc.

8.8.1 General. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of the Administrative Agent and any Lender (prior to the occurrence or continuation of a Default or an Event of Default, at the Administrative Agent's or such Lender's expense, as applicable, unless otherwise agreed to by the Administrative Agent or such Lender, as applicable, and the Borrower, and following the occurrence or continuation of a Default or an Event of Default, at the Borrower's expense) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times, upon reasonable notice and as often as may reasonably be desired.

8.8.2 Communications with Accountants. If a Default or Event of Default shall have occurred or be continuing, the Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.

8.9 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments.

8.10 Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in Section 7.15.1.

8.11 Subsidiaries.

8.11.1 Additional Subsidiaries. If, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary, (a) it will promptly notify the Administrative Agent of such creation or acquisition, as the case may be, and provide the Administrative Agent (for itself and the Lenders) with an updated Schedule 7.17, and (b) contemporaneously with the formation of such Subsidiary, the Borrower shall, or shall cause such Subsidiary to, take all other action required by this Section 8.11. In the event that any Subsidiary becomes a Significant Subsidiary, the Borrower shall promptly notify the Administrative Agent of such Significant Subsidiary and provide the Administrative Agent (for itself and the Lenders) with an updated Schedule 7.17(b).

8.11.2 New Guarantors. The Borrower (a) will cause each Significant Subsidiary (including any Subsidiary which, on or after the Closing Date, becomes a Significant Subsidiary) created, acquired (including any Significant Subsidiary acquired pursuant to Section 9.5.1 hereof) or otherwise existing, on or after the Closing Date to promptly become a Guarantor, provided that such Significant Subsidiary satisfies the definition of “Guarantor” hereunder, (b) shall cause such Significant Subsidiary to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a Guaranty in the form of Exhibit E hereto and to comply with all conditions precedent set forth therein, and (c) shall, simultaneously with the delivery of such Guaranty, provide the Administrative Agent (for itself and the Lenders) with an updated Schedule 7.17(b).

8.12 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9. CERTAIN NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligations to issue, extend, amend or renew any Letters of Credit:

9.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders, the Issuing Lender and the Administrative Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;

(d) Indebtedness incurred in connection with guarantees and/or comfort letters issued by the Borrower in respect of obligations of its Subsidiaries or Joint Ventures, provided that the aggregate amount of such Indebtedness of the Borrower shall not exceed $50,000,000 at any one time;

(e) Indebtedness in respect of (i) derivative contracts described in clause (h) of the definition of the term “Indebtedness” consisting of foreign exchange contracts entered into in the ordinary course of business and for non-speculative purposes, and (ii) any guarantees made by the Borrower of the contracts described in clause (i) of this Section 9.1(e) entered into by Subsidiaries;

(f) Indebtedness in respect of Capitalized Leases and Synthetic Leases, provided that the aggregate principal amount of such Indebtedness of the Borrower shall not exceed the aggregate amount of $25,000,000 at any one time;

(g) Indebtedness in respect of letters of credit in the ordinary course of business (other than Letters of Credit);

(h) Indebtedness in respect of Investments permitted pursuant to Section 9.3(g) and Section 9.3(h) hereof;

(i) Indebtedness of the type described in clause (g) of the definition of “Indebtedness” in an aggregate amount not to exceed $50,000,000 at any time; and

(j) other Indebtedness of the Borrower and its Subsidiaries, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $100,000,000 at any one time, and provided further that any intercompany Indebtedness incurred solely among the Borrower and its Subsidiaries which would otherwise be permitted under Section 9.1(h) shall not be included for the purposes of the limit on Indebtedness set forth in this Section 9.1(j).

9.2 Restrictions on Liens.

9.2.1 Permitted Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(iv) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in respect of obligations not overdue or which the Borrower is diligently contesting in good faith;

(vi) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii) Liens existing on the date hereof and listed on Schedule 9.2 hereto;

(viii) Liens to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(ix) Liens with respect to Indebtedness permitted under Sections 9.1(f) and (i) hereof; and

(x) other Liens not otherwise permitted hereunder, provided that such Liens do not secure Indebtedness in an aggregate amount outstanding or committed in excess of $25,000,000, which Indebtedness is also permitted under Section 9.1 hereof.

9.2.2 Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (other than the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (other than the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower, in each case other than customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business.

9.3 Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America or any agency or instrumentality thereof;

(b) demand deposits, certificates of deposit, bank acceptances and time deposits of (i) United States banks having total assets in excess of $1,000,000,000, (ii) any Lender or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of such country, and having total assets in excess of $1,000,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is a member of the OECD;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody's, and not less than “A 1” if rated by S&P;

(d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in Sections 9.3(a) and (b);

(e) mutual funds which invest primarily in the items described in Sections 9.3(a) - (d);

(f) Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(g) (i) Investments consisting of the Guaranties, (ii) Investments by the Borrower in any Guarantor hereunder or by any Guarantor in the Borrower or any other Guarantor, (iii) Investments in Subsidiaries other than CJI which are not Guarantors provided that the aggregate of such Investments of the Borrower in Subsidiaries which are not Guarantors shall not exceed the aggregate amount of $50,000,000, and (iv) Investments in Joint Ventures not to exceed the aggregate amount of $30,000,000;

(h) Investments in CJI, provided that at the time of and after giving effect to any such Investment no Default or Event of Default has occurred and is continuing;

(i) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 9.5.2;

(j) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding;

(k) Investments in Permitted Acquisitions (other than Joint Ventures) permitted by Section 9.5.1(a) hereof; and

(l) other Investments of the Borrower and its Subsidiaries, such Investments not to exceed at any time in the aggregate the greater of (i) $125,000,000 or (ii) ten percent (10%) of the aggregate outstanding amount of Investments of the Borrower and its Subsidiaries outstanding at such time;

(m) Investments consisting of auction rate securities which have a long term rating of at least “A-” or “A3” and a short term rating of at least “A1” or “P1” by S&P or Moody’s; provided that if such auction rate securities offer tax exempt dividends or interest, such securities shall maintain a rating of at least “Aa2” or “AA” by S&P or Moody’s, and such securities may include municipal issues (including without limitation, hospitals and toll roads) and student loan issues (including without limitation, universities and colleges), in each case, made in accordance with the Borrower’s corporate investment policy as then in effect; and

(n) Investments consisting of long term corporate debt securities having a rating of “A-” or better by S&P, or the equivalent rating by Moody’s, and made in accordance with the Borrower’s corporate investment policy in effect at the time such Investments are made.

9.4 Restricted Payments. The Borrower will not make any Restricted Payments; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, the Borrower shall be permitted to make repurchases of or pay dividends with respect to its Capital Stock, so long as immediately prior to and immediately after giving effect to any such Distribution, the Borrower and its Subsidiaries on a consolidated basis shall be in pro forma compliance with the financial covenant set forth in Section 10 hereof.

9.5 Merger, Consolidation and Disposition of Assets.

9.5.1 Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower; (b) the merger or consolidation of two or more Subsidiaries of the Borrower; and (c) any asset or stock or other equity interest acquisition by the Borrower or any of its Subsidiaries of Persons in the same or similar line of business as the Borrower (a “Permitted Acquisition”) where (1) the Borrower has notified the Administrative Agent of such Permitted Acquisition; (2) the business to be acquired would not subject the Administrative Agent or the Lenders to any additional regulatory or third party approvals in connection with the exercise of its rights and remedies under this Credit Agreement or any other Loan Document; (3) no contingent liabilities will be incurred or assumed in connection with such Permitted Acquisition which could reasonably be expected to have a Material Adverse Effect, and any Indebtedness incurred or assumed in connection with such Permitted Acquisition shall have been permitted to be incurred or assumed pursuant to Section 9.1 hereof; (4) the Borrower has provided the Administrative Agent with such other information as was reasonably requested by the Administrative Agent; (5) after the consummation of the Permitted Acquisition (other than with respect to a Joint Venture), to the extent such acquisition was a stock acquisition, the Person so acquired is merged with and into the Borrower or its Subsidiary, with the Borrower or such Subsidiary, as the case may be, being the survivor of such merger; (6) the board of directors and the shareholders (if required by applicable law), or the equivalent, of each of the Borrower and the Person to be acquired has approved such merger, consolidation or acquisition and such Permitted Acquisition is otherwise considered “friendly”; (7) if the Permitted Acquisition is of a Significant Subsidiary, the Borrower complies with the requirements of Section 8.11 hereof with respect to the Significant Subsidiary so acquired; and (8) the Borrower has delivered to the Administrative Agent and the Lenders a certificate of the chief financial officer or treasurer of the Borrower (A) to the effect that the Borrower and its Subsidiaries, on a consolidated basis, will be solvent upon the consummation of the Permitted Acquisition; (B) certifying and attaching a pro forma Compliance Certificate evidencing compliance with Section 10 hereof immediately prior to and immediately after giving effect to such Permitted Acquisition, and fairly presenting the financial condition of the Borrower and its Subsidiaries as of the date thereof and after giving effect to such Permitted Acquisition; and (C) to the effect that no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition.

9.5.2 Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; (b) the disposition of individual stores in the ordinary course of business consistent with past practices; and (c) dispositions with respect to Indebtedness permitted under Section 9.1(i) hereof.

9.6 Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any assets owned by it in order then or thereafter to lease such assets that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the assets being sold or transferred (each such arrangement, a “Sale and Leaseback”), other than any Sale and Leaseback where (i) the sale or transfer of assets would not have a Material Adverse Effect, (ii) the assets to be sold have an aggregate net book value for all such sales for the period from the Closing Date through the date of any such sale of less than twenty five percent (25%) of the value of the Consolidated Total Assets of the Borrower and its Subsidiaries on the date of such sale, (iii) the assets are sold in an arm’s length transaction for fair market value (after giving effect to all tax benefits associated with such sale, if any) and (iv) immediately prior to and immediately after giving effect to any such sale, the Borrower and its Subsidiaries on a consolidated basis shall be in pro forma compliance with the financial covenant set forth in Section 10 hereof.

9.7 Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case which would have a Material Adverse Effect.

9.8 Employee Benefit Plans. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code;

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation.

9.9 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

10. FINANCIAL COVENANT.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue, extend, amend or renew any Letters of Credit:

10.1 Fixed Charge Ratio. The Borrower will not permit the Fixed Charge Ratio at the end of any Reference Period to be less than 2.50 to 1.

11. CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Revolving Credit Loans and of the Issuing Lender to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to July 26, 2007:

11.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. The Administrative Agent shall have received fully executed copies of each such document in sufficient quantities to deliver one (1) fully executed original of each such document to each Lender.

11.2 Certified Copies of Governing Documents. The Administrative Agent shall have received from the Borrower and each of the Guarantors copies, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3 Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

11.4 Incumbency Certificate. The Administrative Agent shall have received from the Borrower and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower or such Guarantor, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5 Certificates of Location and UCC Search Results. The Administrative Agent shall have received a completed and fully executed certificate of location and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.6 Certificates of Insurance. The Administrative Agent shall have received a certificate of insurance from an independent insurance broker dated on or before the Closing Date and/or such other evidence of insurance as is satisfactory to the Administrative Agent, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Loan Documents.

11.7 Opinion of Counsel. The Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date and in sufficient quantities to deliver one (1) original of each such opinion to each Lender, in form and substance satisfactory to the Administrative Agent, from

(a) Latham & Watkins, counsel to the Borrower and the Guarantors; and

(b) Venable LLP, Maryland counsel to the Borrower.

11.8 Payment of Fees. The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to Sections 5.1 and 5.2, as well as the fees and expenses of the Administrative Agent, the Arranger and the Administrative Agent’s Special Counsel as set forth in the Fee Letter.

11.9 Termination of Existing Credit Facility. The Administrative Agent shall have received evidence that the Prior Credit Agreement has been terminated and all obligations thereunder have been discharged.

11.10 Closing Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Closing Date, stating that, as of such date (a) the representations and warranties set forth herein or in any other Loan Document are true and correct, and (b) no Default or Event of Default has occurred and is continuing.

11.11 Pro Forma Compliance Certificate. The Borrower shall have delivered to the Administrative Agent a statement certified by the chief financial officer or treasurer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing pro forma compliance as of the fiscal quarter ending March 31, 2007 with the covenant contained in Section 10.

Without limiting the generality of the provisions of the last paragraph of Section 14.3, for purposes of determining compliance with the conditions specified in this Section 11, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan and of the Issuing Lender to issue, extend, amend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1 Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension, amendment or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12.2 No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension, amendment or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Issuing Lender to issue, extend, amend or renew such Letter of Credit.

12.3 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent's Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable (including, without limitation, under and pursuant to Section 3.2(a) and (b)) within five (5) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, within five (5) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower or any of its Subsidiaries shall fail to pay any fees or other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; provided, that with respect to any fees or other sums due hereunder or under any of the other Loan Documents for which an invoice has been provided by the Administrative Agent but has not been received by the Borrower, the Borrower or any of its Subsidiaries shall fail to pay such fees or other sums within five (5) Business Days after notice of such failure has been given to the Borrower by the Administrative Agent;

(d) the Borrower shall fail to comply with any of its covenants contained in Section 8.1, the first sentence of Section 8.4.1, the first sentence of Section 8.5, Sections 9.1 through 9.6 or Section 10;

(e) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(f) any representation or warranty of the Borrower or any of its Subsidiaries (whether in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement) shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, in an aggregate principal amount in excess of $25,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, in an aggregate principal amount in excess of $25,000,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(h) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $25,000,000;

(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $25,000,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $25,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $25,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m) the Borrower or any of its Subsidiaries is obligated to repurchase $25,000,000 or more of receivables of the type described in clause (g) of the definition of “Indebtedness” hereof, whether sold under a purchase facility or otherwise, or a termination event occurs in connection with any such sale or with respect to any such facility; or

(n) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Sections 13.1(h) or 13.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2 Termination of Commitments. If any one or more of the Events of Default specified in Section 13.1(h) or Section 13.1(i) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Issuing Lender shall be relieved of all further obligations to issue, extend, amend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Issuing Lender shall be relieved of all further obligations to issue, extend, amend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

13.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Administrative Agent and the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14. THE AGENT.

14.1 Authorization.

(a) The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all cash collateral for Letters of Credit described in Section 4.1.7 hereof and guaranties contemplated by the Loan Documents.

14.2 Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. Prior to the existence of a Default or an Event of Default, the Administrative Agent may utilize the services of such Persons as the Administrative Agent in consultation with the Borrower may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. Following the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

14.3 No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

14.4 No Representations.

14.4.1 General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, cash collateral for Letters of Credit described in Section 4.1.7 hereof, or for the value of any such cash collateral for Letters of Credit or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, cash collateral for Letters of Credit described in Section 4.1.7 hereof or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2 Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in Section 11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger active upon the Borrower’s account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Closing Date.

14.5 Payments.

14.5.1 Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2 Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3 Delinquent Lenders.

(a) Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of Section 16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

(b) If any Lender is a Delinquent Lender, then the Borrower may, at its cost and expense (other than with respect to payment of the assignment fee referred to in Section 14.5.3(b)(i) and payment of the breakage costs referred to in the proviso to Section 14.5.3(b)(ii) below), upon notice to such Delinquent Lender and the Administrative Agent, require such Delinquent Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.1), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:

(i) such Delinquent Lender shall pay to the Administrative Agent the assignment fee specified in Section 15.3;

(ii) such Delinquent Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to such Delinquent Lender hereunder or under any of the other Loan Documents (including any amounts payable under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); provided, however, that the Borrower shall not be responsible for any breakage costs incurred by such Delinquent Lender as a direct result of the Borrower’s decision to replace such Delinquent Lender pursuant to this Section 14.5.3(b); and

(iii) such assignment does not conflict with any applicable laws, statutes, regulations or guidelines, directives or requests of, or agreements with, any Governmental Authority (whether or not having the force of law).

14.6 Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrower as required by Section 16.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

14.8 Administrative Agent as Lender. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

14.9 Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its equivalent by S&P. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

14.10 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this Section 14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

15. ASSIGNMENT AND PARTICIPATION.

15.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees, all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Administrative Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, including, without limitation, an assignment to a Lender Affiliate, which consent, in the case of the Borrower, will not be unreasonably withheld; except that the consent of the Borrower or the Administrative Agent shall not be required in connection with any assignment by a Lender to an existing Lender, (b) each assignment shall be in an amount which, if less than all of such assigning Lender’s rights and obligations under this Credit Agreement, is a whole multiple of $5,000,000 or a lesser amount agreed to by the Administrative Agent, the Borrower and such assigning Lender, except that in the case of an assignment to a Lender, no minimum amount need be assigned and (c) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in Section 15.3, be released from its obligations under this Credit Agreement.

15.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto that the representations and warranties and agreements set forth in Section 3 of the Assignment and Acceptance are true and correct as of the date such Assignment and Acceptance is executed.

15.3 Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Administrative Agent a registration fee in the sum of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such registration fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

15.4 New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall record the information contained therein in the Register. Promptly upon the request of the assignee or the assignor thereunder, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Note(s), shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note(s), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Note(s) shall be cancelled and returned to the Borrower.

15.5 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $2,500,000, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

15.6 Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 13.1 or Section 13.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 13.1 or Section 13.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

15.7 Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 16.3 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Administrative Agent certification satisfactory in form and substance to the Administrative Agent as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 15 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 15. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

15.8 Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

15.9 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16. PROVISIONS OF GENERAL APPLICATION.

16.1 Setoff. Regardless of the adequacy of any cash collateral for Letters of Credit described in Sections 4.2(b) and (c) hereof, following the occurrence and during the continuation of an Event of Default, any deposits or other sums credited by or due from any of the Lenders to the Borrower in the possession of such Lender may be applied to or set off against the payment of Obligations of the Borrower to such Lender. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2 Expenses. The Borrower agrees to pay (a) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, any Issuing Lender, the Swing Line Lender or any of the Lenders (other than taxes based upon or measured by the income or profits of the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent, each Issuing Lender, the Swing Line Lender and each Lender with respect thereto), (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication or administration of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such Affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein and subject to the limitations contained in the Fee Letter, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender, any Issuing Lender, the Swing Line Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment bankruptcy and similar professional fees and charges) incurred by any Lender, any Issuing Lender, the Swing Line Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, any Issuing Lender’s, the Swing Line Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries, except, in each case, to the extent resulting solely from the bad faith, willful misconduct or gross negligence of such party. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all Obligations.

16.3 Indemnification.

(a) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, their affiliates, the Issuing Lender(s), the Swing Line Lender and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law or laws related to Hazardous Substances or any action, suit, proceeding or investigation in relation thereto, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent resulting from the bad faith, willful misconduct or gross negligence of such indemnified party. In litigation, or the preparation therefor, the Lenders, the Issuing Lender(s), the Swing Line Lender and the Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

(b) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 16.2 or 16.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this section are subject to the provisions of Section 2.8.

16.4 Treatment of Certain Confidential Information.

16.4.1 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.1(b) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information shall be presumed to be confidential unless (A) clearly identified at the time of delivery as public or (B) deemed to be public pursuant to the conditions set forth in the first paragraph of this Section 16.4.1 above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

16.4.2 Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders, the Issuing Lender(s), the Swing Line Lender, the Financial Affiliate(s) and the Administrative Agent shall notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process; provided, however, that in the event such disclosure is required pursuant to such order of a court or the order, request or demand of any administrative or regulatory agency or authority, such Lender, such Issuing Lender, the Swing Line Lender, such Financial Affiliate and the Administrative Agent will provide the Borrower with notice prior to its disclosure of the same in order to allow (to the extent practicable) sufficient time for the Borrower to respond to or defend such order, request or demand.

16.4.3 Other. In no event shall any Lender, any Issuing Lender, the Swing Line Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this Section 16 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

16.5 Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Issuing Lender(s), the Swing Line Lender and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension, amendment or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Issuing Lender has any obligation to issue, extend, amend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.

16.6 Notices. (e) Notices Generally. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

If to the Borrower, at 516 West 34th Street, New York, New York 10001, Attention: Nancy Walsh, Treasurer, with a copy to the General Counsel of the Borrower, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

If to (i) the Administrative Agent for payments or any credit extension request, at 2001 Clayton RD, Concord, CA 94520, (925) 675-8144 phone, (888) 969-9145, Attn: Marti J. Egner or (ii) the Administrative Agent for all other notices, at 335 Madison Avenue, Mail Code: NY1-503-04-03, New York, NY 10017, (212) 503-8328, (212) 901-7842, Attn: Steven Gazzillo or, in each case, such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

If to any Lender, at such Lender's address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 4 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower made in a manner specified herein. The Borrower shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

16.7 Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8 Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9 Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10 Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges and agrees that the Administrative Agent, the Issuing Lender(s), the Swing Line Lender and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein and that no representative, agent or attorney of any such party has represented to the Borrower that such party would not, in the event of litigation, seek to enforce the foregoing waivers.

16.12 Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee or Letter of Credit Fees, including, for purposes of calculation of the Applicable Margin, as a result of a change in the definition of Fixed Charge Ratio or any of the components thereof or the method of calculation thereto (it being understood that any change to the definition of Fixed Charge Ratio or any of the components thereof or the method of calculation thereto for purposes of calculating the covenant in Section 10 hereof shall only require the written consent of the Borrower and the Required Lenders), but excluding interest accruing pursuant to Section 5.11.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto;

(ii) increase the amount of such Lender's Commitment or extend the expiration date of such Lender's Commitment; and

(iii) postpone or extend the Revolving Credit Loan Maturity Date (subject to Section 2.1(c)) or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.11.2, (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Loans and other Obligations and (C) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations shall require only the approval of the Required Lenders);

(b) without the written consent of all of the Lenders, amend or waive this Section 16.12 or the definition of Required Lenders;

(c) without the written consent of the Administrative Agent, amend or waive Section 14, the amount or time of payment of the Administrative Agent's Fee payable for the Administrative Agent's account or any other provision applicable to the Administrative Agent; and

(d) without the written consent of the Swing Line Lender, amend or waive Section 2.6.2, the amount or time of payment of the Swing Line Loans or any other provision applicable to the Swing Line Lender; and

(e) without the written consent of the Issuing Lender, amend or waive any Letter of Credit Fees payable for the Issuing Lender's account or any other provision applicable to the Issuing Lender.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, any Issuing Lender, the Swing Line Lender or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

16.13 Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

16.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

COACH, INC.

By:  _______________________________________
Name: Nancy Walsh
Title: Vice President and Treasurer

Signature Page to Revolving Credit Agreement

BANK OF AMERICA, N.A., individually and as Administrative Agent

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement

THE NORTHERN TRUST COMPANY

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement

US BANK, NATIONAL ASSOCIATION

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement

NATIONAL CITY BANK

By:  _______________________________________
Name:
Title:

Signature Page to Revolving Credit Agreement